                                                                     EXHIBIT 3.8



                             AMENDED AND RESTATED

                         LIMITED PARTNERSHIP AGREEMENT

                                      OF

                             WINCUP HOLDINGS, L.P.

                                  DATED AS OF

                                January 1, 1997

                                   I N D E X
                                   - - - - -

                                                                        Page

ARTICLE I   DEFINED TERMS................................................  1
       1.1  "Act"........................................................  1
       1.2  "Adjusted Capital Account"...................................  1
       1.3  "Affiliate"..................................................  2
       1.4  "Bankruptcy".................................................  2
       1.5  "Capital Account"............................................  2
       1.6  "Business"...................................................  3
       1.7  "Capital Contribution".......................................  3
       1.8  "Capital Gain"...............................................  3
       1.9  "Capital Loss"...............................................  3
      1.10  "Cash Flow"..................................................  3
      1.11  "Code".......................................................  3
      1.12  "Depreciation"...............................................  3
      1.13  "Dissolution Event"..........................................  4
      1.14  "Dissolution"................................................  4
      1.15  "Economic Risk of Loss"......................................  4
      1.16  "Exempt Income"..............................................  4
      1.17  "Fiscal Year"................................................  4
      1.18  "GAAP".......................................................  4
      1.19  "Gross Asset Value"..........................................  4
      1.20  "Interest"...................................................  5
      1.21  "Minimum Gain Attributable to a Partner Nonrecourse Debt"....  5
      1.22  "Net Proceeds of a Sale or Refinance Transaction"............  5
      1.23  "Nondeductible Expenditure"..................................  6
      1.24  "Nonrecourse Deductions".....................................  6
      1.25  "Partner"....................................................  6
      1.26  "Partner Nonrecourse Debt"...................................  6
      1.27  "Partnership"................................................  6
      1.28  "Partnership Accountants"....................................  6
      1.29  "Partnership Agreement"......................................  6
      1.30  "Partnership Minimum Gain"...................................  6
      1.31  "Partnership Nonrecourse Liability"..........................  6
      1.32  "Profits and Losses".........................................  6
      1.33  "Regulations"................................................  7
      1.34  "State"......................................................  7
      1.35  "WinCup Capital Contribution Agreement"......................  7

ARTICLE II  THE PARTNERSHIP..............................................  7
       2.1  Name and Continuation........................................  7

       2.2   Registered Office............................................  7
       2.3   Purpose......................................................  7
       2.4   Other Business...............................................  7
       2.5   Statutory Compliance.........................................  8
       2.6   Term.........................................................  8

ARTICLE III  CONTROL AND MANAGEMENT.......................................  8
       3.1   Management and Operation.....................................  8
       3.2   Tax Matters Partner.......................................... 10
       3.3   Limitation on Liability of Partners; Indemnification......... 10
       3.4   Employment Agreement......................................... 11
       3.5   Limited Liability of Limited Partner......................... 11

ARTICLE IV   ACCOUNTING RECORDS........................................... 11
       4.1   Tax Elections................................................ 11
       4.2   Tax Returns.................................................. 11
       4.3   Books........................................................ 12
       4.4   Fiscal Year.................................................. 12
       4.5   Reports...................................................... 12
       4.6   Partnership Funds............................................ 12
       4.7   Inspections.................................................. 12
       4.8   Financial Information........................................ 13

ARTICLE V    INTERESTS; CAPITAL ACCOUNT................................... 13
       5.1   Interests.................................................... 13
       5.2   Capital Accounts; Loans...................................... 13

ARTICLE VI   ALLOCATIONS.................................................. 13
       6.1   Profits...................................................... 13
       6.2   Allocation of Capital Gain and Capital Loss.................. 14
       6.3   Losses....................................................... 14
       6.4   Special Allocations.......................................... 14

ARTICLE VII  CASH DISTRIBUTIONS........................................... 16
       7.1   Distribution of Cash Flow.................................... 16
       7.2   Distributions of Net Proceeds of a Sale Transaction.......... 17
       7.3   Tax Payment Loans............................................ 17

ARTICLE VIII TRANSFER OF PARTNERSHIP INTERESTS............................ 17
       8.1   Restrictions on Transfer..................................... 17
       8.2   Survival of Restrictions on Transfer......................... 17
       8.3   Admission of Substitute Partners............................. 18

ARTICLE IX  DISSOLUTION AND LIQUIDATION.................................. 18
       9.1  Dissolution Events........................................... 18
       9.2  Liquidation.................................................. 19

ARTICLE X   BUY-SELL PROVISIONS.......................................... 19
      10.1  Tag-Along Right.............................................. 19
      10.2  Take-Along Right............................................. 20

ARTICLE XI  MISCELLANEOUS................................................ 21
      11.1  Notices...................................................... 21
      11.2  Successors and Assigns....................................... 21
      11.3  Waiver of Partition.......................................... 21
      11.4  No Oral Modifications; Amendments............................ 21
      11.5  Captions; References......................................... 22
      11.6  Terms........................................................ 22
      11.7  Invalidity................................................... 22
      11.8  Counterparts................................................. 22
      11.9  Further Assurances........................................... 22
     11.10  Complete Agreement........................................... 22
     11.11  Governing Law................................................ 22

              AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
              --------------------------------------------------



       This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT ("Agreement") is entered into as of this 1st day of January, 1997, by and between WINCUP HOLDINGS, INC., a Delaware corporation (the "General Partner") and RADNOR HOLDINGS CORPORATION, a Delaware corporation (the "Limited Partner") (individually, a "Partner" and collectively, the "Partners").


                               W I T N E S E T H:

       WHEREAS, WinCup Holdings, L.P. (the "Partnership") was formed as a limited partnership as of January 20, 1996 under the Delaware Revised Uniform Limited Partnership Act and has operated under the Limited Partnership Agreement dated as of January 20, 1996 by and between the General Partner and James River Paper Company, Inc. ("James River") as limited partner (the "Original Limited Partnership Agreement").

       WHEREAS, the Limited Partner has purchased the limited partnership interest of James River (the "JR Partnership Interest") pursuant to a Partnership Interest Purchase Agreement (the "Purchase Agreement"), dated as of December 5, 1996 by and among the Partnership, the General Partner, James River and the Limited Partner; and

       WHEREAS, the parties hereto desire to amend and restate in its entirety the Original Limited Partnership Agreement of the Partnership with WinCup Holdings, Inc. as General Partner and Radnor Holdings Corporation as Limited Partner.

       NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree to amend and restate the Original Limited Partnership Agreement in its entirety as follows:

                                   ARTICLE I
                                 DEFINED TERMS
                                 -------------

       The capitalized terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified below:

       1.1 "Act" means the Delaware Revised Uniform Limited Partnership Act, as from time to time amended.

       1.2 "Adjusted Capital Account" means, with respect to a Partner, such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

             (a) Credit to such Capital Account any amounts which such Partner is obligated, or is treated as obligated, to restore with respect to any deficit balance in its Capital Account by reason of Regulations Section 1.704-1(b)(2)(ii)(b)(3) and Section 1.704-1(b)(2)(ii)(c)(3) or is deemed to be obligated to restore to its Capital Account pursuant to the penultimate sentence of Regulations Section 1.704-2(g)(1) and Section 1.704-2(i)(5); and

             (b) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

        1.3  "Affiliate" means:

             (a) any person directly or indirectly controlling, controlled by or under common control with, another person, and

             (b) any person owning or controlling 50% or more of the outstanding voting securities of another person. The term "person" means an individual, corporation, partnership, association, joint stock company, trust or unincorporated organization.

        1.4  "Bankruptcy" means with respect to any Partner:

             (a) the filing by the Partner in any court, pursuant to any statute of the United States or of any state, of a petition in bankruptcy or insolvency, or its filing for reorganization or for the appointment of a receiver or trustee of all (or a material portion of) the Partner's property;

             (b)   an assignment for the benefit of creditors;

             (c) an admission by the Partner in writing of its inability to pay its debts as they fall due or consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of any material portion of its property;

             (d) a filing against the Partner in any court, pursuant to any statute of the United States or of any state, of a petition in bankruptcy, insolvency, reorganization, or for the appointment of a receiver or a trustee of all (or a material portion of) the Partner's property, and within ninety (90) days after the commencement of any such proceeding against the Partner such petition shall not have been dismissed (or satisfactory evidence that such Partner is diligently contesting such petition shall not have been received by the other Partner). In addition, if the whole or any portion of the Interest of any Partner is subject to levy or attachment, and such levy or attachment is not released or discharged within sixty (60) days, such Partner shall be deemed "bankrupt" for purposes of this Agreement.

        1.5 "Capital Account" means the Capital Account of each of the Partners determined and adjusted from time to time in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised.
In the event that the treatment called
for in such Regulations is inconsistent with the provisions of this Agreement, then the provisions of the Regulations shall control.

        1.6 "Business" means the one piece foam container business conducted by the Partnership.

        1.7 "Capital Contribution" means any cash or any other assets contributed to the Partnership by a Partner. The value of any non-cash Capital Contribution shall be its agreed upon fair market value, net of any liabilities to which it is subject.

        1.8 "Capital Gain" means any and all gain realized from a sale or other disposition of any asset of the Partnership, other than the sale of inventory in the ordinary course of business.

        1.9 "Capital Loss" means any loss realized from a sale or other disposition of any asset of the Partnership, other than the sale of inventory in the ordinary course of business.

        1.10 "Cash Flow" means, with respect to any Partnership fiscal year, or portion thereof, the total annual cash gross receipts of the Partnership, excluding Net Proceeds of a Sale or Refinance Transaction, minus all cash expenditures of the Partnership including, without limitation, all amounts owed to a Partner or an Affiliate of a Partner and all amounts which are required to be paid to lenders to the Partnership in full or partial satisfaction of the outstanding principal amount of indebtedness of the Partnership under any applicable note, outside legal and accounting costs, expenditures for advertising and promotion, salaries, accounting, duplicating or bookkeeping services, computing or accounting equipment use, travel expenses properly chargeable to the Partnership, telephone and other expenses incurred by the Partnership, and minus any cash set aside by the General Partner to provide reasonable reserves for working capital or capital expenditures. No item set forth herein shall be accounted for more than once.

        1.11 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        1.12 "Depreciation" means for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

        1.13 "Dissolution Event" means the happening of any of the following events which shall cause a dissolution of the Partnership:

              (a)  The expiration of the term of the Partnership under Section
2.7 hereof;

              (b) The Bankruptcy or the Dissolution of a Partner or its parent corporation, unless, within sixty (60) days after such event, the other Partner elects in writing to continue the business of the Partnership, in which event the Partnership shall be continued.

              (c) The sale or other disposition, not including an exchange, of all or substantially all of the assets of the Partnership;

              (d) The bankruptcy of the Partnership (applying the same definition as the Bankruptcy of a Partner); or

              (e) A determination by the Partners that the Partnership should be dissolved.

        1.14  "Dissolution" means:

              (a) In the case of a corporate Partner, the earlier of the adoption of a plan of liquidation by such Partner or the effective date of dissolution in accordance with applicable statutory law; and

              (b) In the case of a partnership Partner, the earlier of the date of dissolution and termination of such partnership in accordance with the provisions of the governing partnership agreement or applicable statutory law, or the date on which such partnership disposes of all or substantially all of its assets.

        1.15 "Economic Risk of Loss" means economic risk of loss within the meaning of Regulations Section 1.752-2.

        1.16 "Exempt Income" means any income and gain of the Partnership that is exempt from federal income tax.

        1.17 "Fiscal Year" means the fiscal year of the Partnership which shall be the calendar year.

        1.18 "GAAP" means United States generally accepted accounting principles consistently applied.

        1.19 "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

              (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset on the date of contribution, as determined by the contributing Partner and the Board;

              (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined in good faith by the Partners as of the following times:

                   (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution;

                   (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of assets as consideration for an Interest in the Partnership; and

                   (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

              (c) the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution; and

              (d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m). If the Gross Asset Value of an asset has been determined or adjusted pursuant to (a), (b) or
(d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

        1.20 "Interest" means the percent ownership interest of each Partner in the Partnership, including the rights granted to each Partner under this Agreement, subject to the responsibilities of each Partner imposed under this Agreement.

        1.21 "Minimum Gain Attributable to a Partner Nonrecourse Debt" means minimum gain attributable to such Partner Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i)(3).

        1.22 "Net Proceeds of a Sale or Refinance Transaction" means the proceeds to the Partnership from: (i) the sale, exchange, condemnation (or similar eminent domain taking), receipt of casualty insurance proceeds (excluding any business interruption insurance proceeds), or any disposition of any of the assets of the Partnership (other than the sale of inventory in the ordinary course of business); or (ii) any financing, refinancing or other borrowing which provides proceeds in excess of the amounts required to be paid in respect of existing Partnership indebtedness, minus all cash expenditures of the Partnership incurred in connection with such disposition or borrowings. "Net Proceeds of a Sale or Refinance Transaction" shall not include proceeds distributed pursuant to Section 9.2 hereof.

        1.23 "Nondeductible Expenditure" means an expenditure described in Code Section 705(a)(2)(B) or treated as such an expenditure under Regulations
Section 1.704-1(b)(2)(iv)(i).

        1.24 "Nonrecourse Deductions" means the nonrecourse deductions within the meaning of Regulations Section 1.704-2(c).

        1.25 "Partner" means each of the Partners, and such successors, assigns or additional partners as may be admitted, from time to time, pursuant to the terms of this Agreement.

        1.26 "Partner Nonrecourse Debt" means any nonrecourse debt (within the meaning of Regulations Section 1.704-2(i)(1) for which any Partner bears the Economic Risk of Loss.

        1.27 "Partnership" means the Partnership formed by and governed pursuant to this Agreement as such Partnership may from time to time be constituted and amended.

        1.28 "Partnership Accountants" means Arthur Andersen & Company, independent certified public accountants, or such other independent certified accounting firm as may be selected by the General Partner.

        1.29 "Partnership Agreement" means this Amended and Restated Limited Partnership Agreement as it may be amended from time to time.

        1.30 "Partnership Minimum Gain" means partnership minimum gain within the meaning of Regulations Section 1.704-2(d).

        1.31 "Partnership Nonrecourse Liability" means any Partnership liability (or portion thereof) for which no Partner bears the Economic Risk of Loss.

        1.32 "Profits and Losses" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined under the accrual method of accounting and in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a)(1) of the Code shall be included in taxable income or loss), with any adjustments required under Regulations Section 1.704-1(b), excluding any and all Capital Gain and Capital Loss from a sale or disposition of any assets of the Partnership, other than the sale of inventory in the ordinary course of business.

        1.33 "Regulations" means the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time, including corresponding provisions of succeeding regulations.

        1.34   "State" means the State of Delaware.

        1.35 "WinCup Capital Contribution Agreement" means the Capital Contribution Agreement entered into as of January 20, 1996 between the General Partner and the Partnership.

                                  ARTICLE II
                                THE PARTNERSHIP
                                ---------------

        2.1   Name and Continuation.  The parties hereby continue the
              ---------------------
Partnership under the name "WinCup Holdings, L.P."

        2.2   Registered Office.  The registered office of the Partnership shall
              -----------------
be maintained at Dover and Capitol Corporate Services, Inc., P.O. Box 741, Dover, DE 19903 or at such other place as may be designated from time to time by the Partners.

        2.3   Purpose.
              -------

              2.3.1 Statement. The purpose of the Partnership is to own and operate the Business and to engage in any other activities incidental or related thereto.

              2.3.2 No Other Purposes. The Partnership shall be a partnership only for the purposes specified hereinabove, and this Agreement shall not be deemed to create a partnership between the Partners with respect to any activities whatsoever other than the activities within the purposes specified immediately above.

              2.3.3 No Partner Benefit. The credit and assets of the Partnership shall be used solely for the benefit of the Partnership and shall not be used to further the personal gain of any Partner. No asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of a Partner.

        2.4   Other Business.  Nothing in this Agreement shall be deemed to
              --------------
restrict in any way the rights of any Partner, or any of its shareholders, partners or affiliates to conduct any business or activity whatsoever without any accountability to the Partnership or to any other Partner even if such business or activity competes with the business of the Partnership, it being understood by each Partner that any other Partner or its shareholders, partners or affiliates may be interested, directly or indirectly, in various other businesses and undertakings not included in the Partnership.

        2.5   Statutory Compliance.
              --------------------

              2.5.1 The Partnership shall exist under, be governed by and this Agreement shall be construed in accordance with the applicable laws of the State, including the Act. The Partnership shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. All real, personal and intangible property owned by the Partnership shall be deemed owned by the Partnership as an entity, in its name, and no Partner shall have any ownership interest in such property in its individual name or right.

              2.5.2 The Partners shall execute and file in the appropriate records any assumed or fictitious name certificate or certificate required by law to be filed in connection with the formation of the Partnership, and shall execute and file such other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Partnership.

        2.6   Term.  The Partnership shall continue until December 31, 2035,
              ----
unless sooner terminated pursuant to statute or any provision of this Agreement.


                                  ARTICLE III
                            CONTROL AND MANAGEMENT
                            ----------------------

        3.1   Management and Operation.
              ------------------------

              3.1.1  Partner Powers.  Except as otherwise restricted in this
                     --------------
Agreement, the management and control of the Partnership's business shall be exercised by the General Partner. The General Partner shall devote such time to the affairs of the Partnership as is reasonably necessary to manage its affairs. Except as provided in Section 3.4 hereof, the General Partner and its Affiliates shall receive no compensation for its services and for performing its duties as General Partner of the Partnership. Subject to the limitations otherwise provided in this Agreement, the General Partner shall have all of the rights and powers of a general partner provided for by the Act, including the power on behalf and in the name of the Partnership to carry out, exercise and implement any and all of the purposes and powers of the Partnership set forth in Section
2.3 hereof. Without limiting the generality of the foregoing, the General Partner shall have the power to:

                          (a)   open, maintain and close bank accounts and draw
checks or other orders for the payment of moneys;

                          (b)   receive, dispose of and deal in all checks,
moneys and other personal property of the Partnership;

                          (c)   employ employees, attorneys, accountants,
engineers, consultants and agents and terminate such employment;

                          (d)   expend the capital and revenues of the
Partnership in furtherance of the Partnership's purposes and business;

                          (e)   enter into agreements and contracts with third
parties, terminate such agreements and institute, defend and settle litigation arising therefrom, and give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto;

                          (f)   sell, lease, trade, exchange or otherwise
dispose of all or any portion of the assets of the Partnership;

                          (g)   employ, on behalf of the Partnership, such
firms, persons or corporations as it, in its sole judgment, deems necessary or advisable for the operation of the Partnership's business on such terms and for such compensation as it shall determine;

                          (h)   maintain at the expense of the Partnership such
insurance coverage for workers' compensation, comprehensive general liability, product liability, and property liability and any and all other insurance necessary or appropriate to the business of the Partnership, in such amounts and of such types as it shall determine from time to time;

                          (i)   borrow money and issue evidences of indebtedness
necessary, convenient or incidental to the accomplishment of the purposes of the Partnership, secured by a mortgage, pledge or other lien on any of the Partnership's properties or assets;

                          (j)   execute, in furtherance of any purpose of the
Partnership, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber the real or personal property of the Partnership and amendments thereof;

                          (k)   determine the accounting methods and conventions
to be used in the preparation of the Partnership's financial statements and tax returns and make any and all elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Partnership, or any other method or procedure related to the preparation of the Partnership's financial statements and tax returns; and

                          (l)   engage in any kind of activity and perform and
carry out contracts of any kind necessary to, or in connection with, or convenient or incidental to the accomplishment of the purpose of, the Partnership, as may be lawfully carried on or performed by a partnership under the laws of the State.

              3.1.2  Limitations on Powers.  The General Partner shall not take
                     ---------------------
any action on behalf of or in the name of the Partnership, or enter into any commitment or other obligation binding upon the Partnership, except for (a) actions expressly provided for in this Agreement and (b) actions by the General Partner within the scope of its authority granted in this Agreement.

Notwithstanding the powers set forth in Section 3.1.1 hereof, the General Partner shall not be permitted to make any decision to or take any steps toward effecting the following major actions of the Partnership without the prior consent of the Limited Partner:

        (a)   admit a new Partner to the Partnership;

        (b)   amend the Partnership Agreement;

        (c)   dissolve the Partnership except in accordance with this Agreement;

        (d)   commit any act in violation of the terms of the Partnership
              Agreement;

        (e)   possess Partnership Property other than for a Partnership purpose;

        (f) engage in any act that would make it impossible for Partnership to continue to carry on its business;

        (g)   permit a judgment to be confessed against the Partnership.

        3.2   Tax Matters Partner.  The General Partner shall serve as the "tax
              -------------------
matters partner" within the meaning of Section 6231(a)(7) of the Code. The tax matters partner shall serve as the liaison between the Partnership and the Internal Revenue Service in the event of an audit of the Partnership, and as the primary coordinator of Partnership actions in connection with such audit. The tax matters partner shall provide to the other Partner copies of all notices sent to the Partnership by the Internal Revenue Service or sent by the Partnership to the Internal Revenue Service and shall keep the other Partner informed of the progress of the tax audit. The "tax matters partner" shall have similar responsibilities and obligations with respect to any state and/or local tax audits.

        3.3   Limitation on Liability of Partners; Indemnification.
              ----------------------------------------------------

              3.3.1 No Partner, its shareholders, employees, agents or affiliates shall have any liability to the Partnership or to any other Partner for any loss, cost or expense suffered or incurred by the Partnership or its Partners which arises out of or relates to any action or inaction of any of such persons unless such action or omission to act was undertaken in bad faith, or constituted gross negligence or willful misconduct.

              3.3.2 Each Partner, its shareholders, employees, agents and affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses incurred in settling any claim or incurred in any finally adjudicated legal proceeding, including reasonable attorneys' fees and costs of removing any liens affecting property of the indemnitee, and/or amounts paid in settlement of any claims sustained by it arising from or relating to the Partnership, provided that the same were not the result of actions by such Partner, its shareholders, employees, agents or affiliates taken in bad faith and/or in violation of this Agreement.

              3.3.3 The indemnification provided in Section 3.3.2 shall be made solely from assets of the Partnership and no Partner shall be personally liable to any indemnitee.

              3.3.4 This Section 3.3 shall inure to the benefit of the Partners, their shareholders, employees, agents and affiliates, and their respective heirs, executors, administrators and successors and assigns.

        3.4   Employment Agreement. The Partnership has entered into an
              --------------------
EMployment Agreement (the "Kennedy Employment Agreement") dated as of January 20, 1996 with Michael T. Kennedy, an Affiliate of the General Partner, in the form attached as Exhibit A. The Limited Partner and the General Partner hereby ratify and accept the terms of the Employment Agreement.

        3.5   Limited Liability of Limited Partner.  No Limited Partner shall be
              ------------------------------------
liable for any debts, liabilities, contracts or obligations of the Partnership, except as provided by law. The Limited Partner shall be liable only to make payments of its Capital Contributions as and when due under this Agreement.


                                  ARTICLE IV
                              ACCOUNTING RECORDS
                              ------------------

        4.1   Tax Elections.  Except as provided in the second sentence of this
              -------------
Section 4.1, all Partnership tax elections shall be made by the General Partner in its sole discretion. Upon the request of the Limited Partner made not later than fifteen (15) days after the close of a Fiscal Year in which the Limited Partner sells or exchanges all or part of its Interest, the General Partner shall cause the Partnership to make the election pursuant to Section 754 of the Code, to adjust the basis of the Partnership's property as required under Sections 734 and 743 of the Code. Upon the request of the Limited Partner, and subject to the Limited Partner providing reasonable guidance in such regard, the Partnership shall maintain records reflecting the adjustments to basis resulting from such election, and shall reflect such adjustments on its Form 1065 and Schedules K-1.

        4.2   Tax Returns.  Each tax return and other statement to be filed by
              -----------
the Partnership with the Internal Revenue Service or any other taxing authority, shall be prepared by the Partnership Accountants at the direction of the General Partner and at the expense of the Partnership and copies of each such return and statement shall be distributed to all of the Partners by the General Partner. All tax information required by the Partners for the preparation of their income tax returns shall be delivered to them within ninety (90) days after the close of each Fiscal Year.

        4.3   Books.  Proper books of account shall be kept for the Partnership
              -----
by or under the supervision of the General Partner on an accrual basis in accordance with GAAP for financial accounting purposes and in accordance with the accrual method and this Agreement for book and tax capital accounting purposes, and entries shall be made therein of all monies expended and received by the Partnership as well as all other matters relating to the Partnership usually or properly entered in books of account. Such books and all papers, correspondence and other instruments relating or belonging to the Partnership, shall be kept at the principal office of the Partnership, and each Partner shall have the right to examine and inspect the books, records, accounts and other papers of the Partnership at all times during normal business hours.

        4.4   Fiscal Year.  The Fiscal Year of the Partnership shall be the
              -----------
calendar year. As used in this Agreement, a Fiscal Year shall include any partial Fiscal Year at the beginning and ending of the Partnership.

        4.5   Reports.
              -------

              4.5.1 Within one hundred twenty (120) days after the end of each Fiscal Year of the Partnership, a general accounting and audit shall be completed by the Partnership Accountants at the expense of the Partnership, in accordance with generally accepted audit standards, covering the assets, liabilities, cash distributions and net worth of the Partnership and also its dealings, transactions and operations during such Fiscal Year, and all other matters customarily included in such audit.

              4.5.2 Each Partner shall be furnished with audited financial statements which shall contain a balance sheet as of the end of the Fiscal Year, statements of income and changes in Partners' Capital Accounts and a statement of cash flow for the Fiscal Year then ended.

              4.5.3 Each Partner shall be furnished each month with monthly unaudited financial statements, including a balance sheet, income statement and statement of cash flow in the same form as prepared for management of the Partnership no later than seven (7) days after such financial statements are completed.

        4.6   Partnership Funds.  All funds of the Partnership shall be kept in
              -----------------
segregated accounts of investments in the name of the Partnership and shall not be commingled with any other funds. To the extent practicable, all funds of the Partnership shall be invested in short-term U.S. government securities or bank certificates of deposit or shall be deposited in interest-bearing bank or money-market accounts. Any remaining funds of the Partnership shall be kept in a Partnership account or accounts in such bank or banks as the General Partner shall select and shall be disbursed by the General Partner in accordance with this Agreement.

        4.7   Inspections.  Each Partner shall be permitted to inspect any and
              -----------
all of the facilities and operations of the Partnership during normal business hours upon reasonable notice to management of the Partnership, provided that such inspections are scheduled to minimize the disruption of the business of the Partnership.

        4.8   Financial Information.  The Partnership shall provide to each
              ---------------------
Partner, within thirty (30) days after request, such financial information with respect to the Partnership's business for the periods in which such Partner initially contributed assets to the Partnership as the requesting Partner shall need for the purposes of preparing its own financial statements.

                                   ARTICLE V
                          INTERESTS; CAPITAL ACCOUNT
                          --------------------------

        5.1   Interests.
              ----------

              5.1.1   Limited Partner.  The Limited Partner has acquired its
                      ---------------
Interest in exchange for the purchase of the JR Partnership Interest, pursuant to the Purchase Agreement.

              5.1.2   General Partner.  The General Partner has acquired its
                      ---------------
Interest in exchange for a Capital Contribution consisting of the Transferred Assets subject to the Assumed Liabilities (each as defined in the WinCup Contribution Agreement) in exchange for its Interest in the Partnership.

        5.2   Capital Accounts; Loans.
              -----------------------

              5.2.1   Each Partner shall have a Capital Account.

              5.2.2 Except as specifically provided herein, no Partner may contribute capital to, or withdraw capital from, the Partnership.

              5.2.3 Loans by any Partner to the Partnership shall not be considered Capital Contributions, and shall not increase the Capital Account of the lending Partner.

              5.2.4 No interest shall be paid on any Capital Contribution or Capital Account to the Partnership by any Partner.


                                  ARTICLE VI
                                  ALLOCATIONS
                                  -----------

        6.1   Profits.  Profits for each Fiscal Year shall be allocated between
              -------
the Partners as follows:

              (i) First, to the Partners so that the cumulative allocation of Profits pursuant to this Section 6.1(i) (over the life of the Partnership) is equal to the cumulative Losses allocated to each Partner pursuant to Section 6.3 hereof (over the life of the Partnership);

              (ii) Second, to each Partner in an amount so that the cumulative allocation of Profits pursuant to this Section 6.1 (ii) (over the life of the Partnership) will equal the cumulative Cash Flow distributed to such Partner pursuant to Section 7.1(i) hereof (over the life of the Partnership); and

              (iii) Third, 55% to the General Partner and 45% to the Limited Partner.

        6.2   Allocation of Capital Gain and Capital Loss.  Capital Gain and
              -------------------------------------------
Capital Loss shall be allocated between the Partners in order to create, as nearly as possible, positive capital account balances for the Partners that will result in distributions of liquidation proceeds pursuant to Section 9.2 hereof between the Partners in accordance with the amounts and priorities set forth in
Section 7.2 hereof.

        6.3   Losses.  Losses of the Partnership for each Fiscal Year shall be
              ------
allocated between the Partners as follows:

              (i) First, in proportion to, and to the extent of, the positive Capital Account balances of the Partners;

              (ii) Second, 55% to the General Partner and 45% to the Limited Partner.

        6.4   Special Allocations.
              -------------------

              6.4.1  Special Rules to Comply with Minimum Gain Chargeback
                     ----------------------------------------------------
Requirement of Regulations Section 1.704-2(f).  If there is a net decrease in
---------------------------------------------
Partnership Minimum Gain during a fiscal year of the Partnership, then, in accordance with Regulations Section 1.704-2(f), each Partner shall be allocated items of Partnership income and gain for such fiscal year (and, if necessary, succeeding fiscal years) equal to such Partner's share of the net decrease in Partnership Minimum Gain (such share being determined in the manner provided in Regulations Section 1.704-2(g)(2)), except to the extent that the Partner's share of the net decrease in Partnership Minimum Gain is caused by a guarantee, refinancing, or other change in the debt instrument causing it to become partially or wholly recourse debt or Partner Nonrecourse Debt, and such Partner bears the economic risk of loss for the newly guaranteed, refinanced, or otherwise changed liability, and except to the extent a Partner contributes capital to the Partnership that is used to repay the Partnership Nonrecourse Liability and such Partner's share of the net decrease in Partnership Minimum Gain results from such repayment. Any amount allocated pursuant to this Section
6.4.1 shall be comprised of the items of gain and income specified in Regulations Section 1.704-2(f)(6).

              6.4.2  Special Rules to Comply with Chargeback of Minimum Gain
                     -------------------------------------------------------
Attributable to Partner Nonrecourse Debt under Regulations Section 1.704-
------------------------------------------------------------------------
2(i)(4).  If there is a net decrease during a fiscal year of the Partnership in
-------
the Minimum Gain Attributable to a Partner Nonrecourse Debt, then any Partner with a share of the Minimum Gain Attributable to such Partner Nonrecourse Debt at the beginning of such fiscal year (this share being determined in the manner provided in Regulations Section 1.704-2(i)(5)) shall be allocated items of Partnership income and gain for such fiscal year (and, if necessary, for succeeding years) equal to that Partner's share of the net decrease in the Minimum Gain Attributable to such Partner Nonrecourse Debt, except to the extent the net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt arises because the liability ceases to be Partner Nonrecourse Debt due to a conversion, refinancing, or other change in the debt instrument that causes it to become partially or wholly a Partnership Nonrecourse Liability. Any amount allocated pursuant to this

Section 6.4.2 shall be comprised of the items of gain and income specified in Regulations Section 1.704-2(f)(6).

               6.4.3  Qualified Income Offset.  In the event any Partner
                      -----------------------
unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-
1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be allocated to that Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit in that Partner's Adjusted Capital Account as quickly as possible; provided, that an allocation pursuant to this
Section 6.4.3 shall be made only if and to the extent that such Partner would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Article VI have been tentatively made as if this Section
6.4.3 were not in the Agreement.

               6.4.4  Partner Nonrecourse Deductions.  Any item of Partnership
                      ------------------------------
loss, deduction or Nondeductible Expenditure that is attributable to a Partner Nonrecourse Debt shall be allocated to the Partner that bears the Economic Risk of Loss for such debt. If more than one Partner bears the Economic Risk of Loss for a Partner Nonrecourse Debt, any such item attributable to such debt shall be allocated among such Partners in accordance with the ratios in which the Partners share the Economic Risk of Loss for such debt. The determination of the items of Partnership loss, deduction and Nondeductible Expenditure that are attributable to a Partner Nonrecourse Debt shall be made in accordance with Regulations Section 1.704-2(i)(2).

               6.4.5  Nonrecourse Deductions.  Nonrecourse Deductions shall be
                      ----------------------
allocated among the Partners 55% to the General Partner and 45% to the Limited Partner.

               6.4.6  Tax Allocations.  A Partner's allocable share of the
                      ---------------
Partnership's items of income, gain, deduction and loss for tax purposes shall be determined under the foregoing provisions of this Article VI except as provided in this Section 6.4.6.

                      6.4.6.1  Contributed Property.  Income, gain, loss and
                               --------------------
deduction, as computed for the purpose of determining taxable income, with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value in accordance with Code Section 704(c) and the Regulations thereunder.

                      6.4.6.2  Other Property with Gross Asset Value Different
                               -----------------------------------------------
from Tax Basis. In the event that the Gross Asset Value of any Partnership asset
--------------
is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset, as computed for the purpose of determining taxable income, shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the manner provided in Regulations Section 1.704-1(b)(4)(i).

                      6.4.6.3  Tax Elections; Effects on Capital Accounts.  Any
                               ------------------------------------------
elections or other decisions relating to the allocations addressed by this
Section 6.4.6 shall be made in a
manner that reasonably reflects the purposes and intentions of this Agreement. Allocations made pursuant to this Section 6.4.6 are solely for purposes of federal, state and local taxes and shall not affect, or be taken into account in computing, any Partner's Capital Account, share of Profits and Losses, or distributions pursuant to any provision of this Agreement.

               6.4.7  Compliance with Code and Regulations.  The provisions of
                      ------------------------------------
this Agreement that relate to the allocations for federal income tax purposes of items of Partnership income (including Exempt Income), gain, loss, deduction and Nondeductible Expenditure (including, without limitation, the allocation of such items with respect to property having a Gross Asset Value different from adjusted federal income tax basis), that relate to the determination and maintenance of Capital Accounts, and that relate to the distribution of Partnership property upon the liquidation of the Partnership or a Partner's interest therein, are intended to comply with Regulations Section 1.704-1(b) (to the extent not superseded by Regulations Section 1.704-2) and Regulations
Section 1.704-2, and with Code Section 704(c) and the Regulations promulgated thereunder and, except as otherwise provided in the definition of a "Capital Account" as set forth in Section 1.6 hereof, shall be interpreted and applied in a manner consistent with such statutory and regulatory provisions, which statutory and regulatory provisions are expressly incorporated into and made a part of this Agreement. Should such statutory and regulatory provisions be amended, the affected provisions of this Agreement shall be interpreted and applied in accordance with such amended provisions.

               6.4.8  Allocation in the Event of Transfer.  If an Interest in
                      -----------------------------------
the Partnership is transferred in accordance with Article VIII hereof, there shall be allocated to each Partner which held the transferred interest during the Fiscal Year of transfer the product of (a) the Partnership's Profits and Losses allocable to such transferred interest for such Fiscal Year, and (b) a fraction the numerator of which is the number of days such Partner held the transferred interest during such Fiscal Year and the denominator of which is the total number of days in such Fiscal Year; provided however, that the transferor and transferee may elect to allocate such Profit or Loss by closing the books of the Partnership immediately after the transfer of an Interest. If an allocation is made without a closing of the books of the Partnership, the allocation shall be made without regard to the date, amount or recipient of any such distributions which may have been made with respect to such transferred interest.


                                  ARTICLE VII
                              CASH DISTRIBUTIONS
                              ------------------

        7.1    Distribution of Cash Flow.  Except as otherwise provided herein,
               -------------------------
Cash Flow with respect to each Fiscal Year of the Partnership shall be distributed between the Partners 55% to the General Partner and 45%to the Limited Partner.

        7.2    Distributions of Net Proceeds of a Sale Transaction.  Except as
               ---------------------------------------------------
otherwise provided herein, Net Proceeds of a Sale or Refinance Transaction shall be distributed between the Partners 55% to the General Partner and 45% to the Limited Partner.

        7.3    Tax Payment Loans.  At the sole option of the General Partner,
               ------------------
the Partnership shall lend each year to the General Partner funds up to the amount of money equal to the following (the "General Partner's Tax Liability"):
(i) the taxable income allocated to the General Partner for such Fiscal Year as a result of the Profit allocation pursuant to Section 6.1 hereof multiplied by
(ii) the highest marginal effective Federal and Pennsylvania corporate income tax rate applicable to the General Partner with respect to that Fiscal Year, as and when the General Partner shall be obligated to make payments of estimated tax with respect to the allocation of such Profits but in no event later than sixty days after the close of the Fiscal Year of the Partnership with respect to which the allocation of Profit is made. It shall be a condition to the making of any loan under this Section 7.3 that there shall be sufficient Cash Flow (after taking into account any loan under this Section 7.3) available for distribution to the Limited Partner in accordance with Section 7.1 to equal the following (the "Limited Partner's Tax Liability"): (i) the taxable income allocated to the Limited Partner for the Fiscal Year as a result of the Profit allocation pursuant to Section 6.1 hereof multiplied by (ii) the highest marginal statutory Federal and Delaware corporate income tax rate with respect to that Fiscal Year (taking into account the deductibility of the Delaware corporate income tax for purposes of computing Federal taxable income). If there is insufficient Cash Flow (before taking into account any loan under this Section 7.3) in any Fiscal Year to equal the sum of the General Partner's Tax Liability and the Limited Partner's Tax Liability, then the ratio of (i) the loan amount under this
Section 7.3 for the Fiscal Year, to (ii) the total distributions of Cash Flow to the Limited Partner under Section 7.1 for such Fiscal Year, shall be, as nearly as possible, the same as the ratio of (i) the General Partner's Tax Liability to
(ii) the Limited Partner's Tax Liability.

                                 ARTICLE VIII
                       TRANSFER OF PARTNERSHIP INTERESTS
                       ---------------------------------

        8.1    Restrictions on Transfer.  Except as provided in Article X
               ------------------------
hereof, no Partner may, without the prior written consent (which may be arbitrarily withheld) of the other Partner, sell, convey, transfer, syndicate, assign, mortgage, pledge, hypothecate or otherwise encumber in any way (hereinafter referred to as a "transfer") all or any portion of its Interest in the Partnership or in any property of the Partnership, or withdraw or retire from the Partnership, and any such attempted transfer, withdrawal or retirement not permitted hereunder shall be null and void. Notwithstanding the foregoing sentence, a Partner shall be permitted to transfer its interest to its parent corporation or to a wholly-owned subsidiary of such Partner or its parent corporation; provided however, that such transfer will not cause a termination of the Partnership for Federal income tax purposes, and, with respect to a transfer of the General Partner's interest, the consent of the Limited Partner is received, which consent may not be unreasonably withheld.

        8.2    Survival of Restrictions on Transfer.  In the event of any
               ------------------------------------
transfer pursuant to this Article VIII, the Interest so transferred shall remain subject to all restrictions and rights contained in this Article VIII and the transferee shall execute and deliver written instruments, in form and substance satisfactory to the Partners, agreeing to be bound by all provisions of this Agreement.

        8.3    Admission of Substitute Partners.  No assignee of an interest as
               --------------------------------
a Partner shall be admitted as a Partner in the Partnership unless the assignee expressly agrees to be bound by the provisions of this Agreement and to assume the obligations of its assignor under this Agreement and agrees to pay all reasonable expenses and legal fees relating to the assignment and its admission as a Partner in the Partnership. Upon the admission of a substituted Partner, this Agreement shall be amended to reflect the name and address of the substituted Partner and eliminate the name and address of the assignor and an amendment to the certificate of limited partnership of the Partnership shall be filed, if required by the Act. A Partner who assigns all of its Interest shall cease to be a Partner and shall no longer have any rights or privileges of a Partner except that unless and until its assignee is admitted to the Partnership as a substituted Partner in accordance with this Article VIII, the assignor Partner shall retain all rights and be subject to all obligations under this Partnership Agreement and the Act.



                                  ARTICLE IX
                          DISSOLUTION AND LIQUIDATION
                          ---------------------------

        9.1    Dissolution Events.
               ------------------

               9.1.1 Dissolution of the Partnership shall be effective the day on which a Dissolution Event occurs, but the Partnership shall not terminate until all of the Cash Flow and other available assets of the Partnership shall have been distributed as provided in this Agreement. Notwithstanding the dissolution of the Partnership prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners as such shall continue to be governed by this Agreement.

               9.1.2 Notwithstanding anything in this Agreement to the contrary, upon a sale of all or substantially all of the assets of the Partnership where all or any portion of the consideration payable to the Partnership is to be received by the Partnership more than ninety (90) days after the date on which such sale occurs, the Partnership shall continue solely for purposes of collecting the deferred payments and making distributions to the Partners. In such event (i) Profits and Losses recognized and Net Proceeds of a Sale or Refinance Transaction distributed in any year as a result of such sale shall be allocated and distributed among the Partners in the same proportion as such Profits and Losses and Net Proceeds of a Sale or Refinance Transaction would have been allocated and distributed were the entire gain resulting from such sale required to be recognized for Federal income tax purposes in the year in which such sale occurred; and (ii) income attributable to interest on any deferred payments shall be allocated between, and such interest shall be distributed to, the Partners as if the deferred payment obligations received by the Partnership had been distributed in-kind to the Partners under Section 9.2 hereof in the proportions provided for in Section 7.2 hereof.

        9.2   Liquidation.
              -----------

              9.2.1 Upon the occurrence of a Dissolution Event, the Partners shall liquidate the assets of the Partnership, apply and distribute the Cash Flow thereof and all other available assets of the Partnership as contemplated by this Agreement and in compliance with the timing requirements of Regulations
Section 1.704-1(b)(2)(ii)(b)(2). As soon as possible after the Dissolution Event, a full account of the assets and liabilities of the Partnership shall be taken, and a statement shall be prepared by the Partnership Accountants setting forth the assets and liabilities of the Partnership. A copy of such statement shall be furnished to each of the Partners within ninety (90) days after such Dissolution Event. The assets of the Partnership shall be liquidated as promptly as possible, the expenses of the liquidation and the debts of the Partnership shall be paid, and the net proceeds thereof and the other available assets of the Partnership shall be distributed in accordance with the positive Capital Account balances of the Partners.

                     9.2.1.1 Any reserves shall be established or continued which the General Partner deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Such reserves shall be held by the Partnership for the payment of any of the aforementioned contingencies, and at the expiration of such period as the General Partner shall deem advisable, the Partnership shall distribute the balance thereafter remaining to the Partners in accordance with Section 7.2 hereof.

              9.2.2 Upon dissolution and liquidation of the Partnership, each Partner shall look solely to the assets of the Partnership for the return of and on its investment, and if the Partnership's assets remaining after payment and discharge of debts and liabilities of the Partnership, including any debts and liabilities owed to the Partners, is not sufficient to satisfy the rights of a Partner, it shall have no recourse or further right or claim against the Partnership, or any other Partner.


                                   ARTICLE X
                              BUY-SELL PROVISIONS
                              -------------------

        10.1  Tag-Along Right.
              ---------------

              (a) If at any time the General Partner desires to sell more than 20% but less than all of its Interest to any proposed unaffiliated third party transferee (the "Tag-Along Transferee"), the General Partner shall so notify each Limited Partner in writing specifying in such notice the price and other terms of such sale, and shall make effective arrangement (which shall be a condition to any sale by the General Partner) so that each such Limited Partner shall have the right to sell to the Tag-Along Transferee, at the same price and other terms and conditions as involved in such sale by the General Partner, an equivalent percentage of the Interest then owned by such Limited Partner.

          (b) If any Limited Partner desires to so participate in any sale under this Section 10.1, it shall notify the General Partner in writing of such intention as soon as practicable after such Limited Partner's receipt of the notice of the General Partner's proposed sale of the portion of its Interest, and in any event within thirty (30) days after the date the notice was given. Such notification shall be delivered in person or mailed to the General Partner.

          (c) If any Limited Partner so elects to participate in the sale, the General Partner and such Limited Partner shall sell to the Tag-Along Transferee all of the portion of the Interest to be sold by them in accordance with this
Section 10.1 at the price and upon the other terms and conditions specified in the notice described herein at the closing with the Tag-Along Transferee, which shall be held on a date selected by the General Partner and the Tag-Along Transferee.

    10.2  Take-Along Right.
          ----------------

          (a) If at any time the General Partner wishes to sell all of the Interest then owned by it to an unaffiliated third party, in one transaction or a series of related transactions, it may require each Limited Partner to sell all (but not less than all) of the Interest held by each such Limited Partner to such third party in accordance with this Section 10.2, provided that such Limited Partner shall only be required to sell his or her shares at the same price and other terms on which the Interest of the General Partner is proposed to be sold.

          (b) If the General Partner elects to exercise its "take-along" right (described in Section 10.2(a)) in connection with such a transaction, it shall deliver a notice to each Limited Partner, setting forth the terms of the transaction (including the proposed closing date for its consummation, which shall not be less than thirty (30) days from the effective date of such notice) and all documents required to be executed by each Limited Partner in order to consummate such transaction. Each Limited Partner shall deliver to the General Partner at least seven (7) days prior to the proposed closing date referred to above all documents previously furnished to such Limited Partner for execution in connection with such transaction. If any Limited Partner fails to deliver such documents and such transaction is subsequently consummated, the Partnership shall cause its books and records to show that the Interest owned by such defaulting Limited Partner are bound by the provisions of this Section 10.2 and that the Interest held by him shall be transferred only to the third party who purchased the General Partner's Interest in connection with such transaction.

          (c) The General Partner shall have one hundred twenty (120) days from the date of its notice referred to in subsection (b) above to consummate any such transaction and, promptly after such consummation, shall notify each Limited Partner to that effect and shall furnish evidence of such sale, including the time of sale and the terms thereof, as any Limited Partner may reasonably request. The General Partner shall also cause to be remitted to each Limited Partner the proceeds of such sale attributable to the sale of such Limited Partner's Interest not later than the fifth business day following such sale. If any such transaction is not consummated prior to the expiration of the one hundred twenty (120) day period referred to in this Section, the General Partner may not (without the consent of the Limited Partners) thereafter consummate such transaction and shall return to the Limited Partners all documents previously delivered to the General Partner in connection with such transaction.


                                   ARTICLE XI
                                 MISCELLANEOUS
                                 -------------

        11.1     Notices.  Any notice which may or is required to be given
                 -------
hereunder shall be in writing and shall be deemed given when actually received. Notice shall be addressed to the Partners at the addresses set forth after their respective names below, or at such different addresses as to any Partner as it shall have theretofore given notice hereunder.

                 General Partner:

                     WinCup Holdings, Inc.
                     Three Radnor Corporate Center, Suite 300
                     100 Matsonford Road
                     Radnor, PA 19087
                     Attention:  Michael T. Kennedy, Chairman

                 Limited Partner:

                     Radnor Holdings Corporation
                     Three Radnor Corporate Center, Suite 300
                     100 Matsonford Road
                     Radnor, PA 19087
                     Attention:  Michael T. Kennedy, Chairman

        11.2     Successors and Assigns.  Subject to the restrictions on
                 ----------------------
transfer set forth herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

        11.3     Waiver of Partition.  Unless otherwise expressly authorized in
                 -------------------
this Agreement, no Partner shall, either directly or indirectly, take any action to require partition or appraisement of the Partnership or of any of its assets or properties or cause the sale of any Partnership property, and notwithstanding any provisions of applicable law to the contrary, each Partner (and its legal representative, successor or assign) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its interest in, or with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.

        11.4     No Oral Modifications; Amendments.  No oral amendment of this
                 ---------------------------------
Agreement shall be binding on the Partners. This Agreement shall be amended only with the consent of each of the Partners. Any modification or amendment of this Agreement may be effectuated only by a writing signed by all the Partners.

        11.5     Captions; References.  Any titles or captions contained in this
                 --------------------
Agreement and the table of contents are for convenience of reference only and shall not be deemed a part of this Agreement. References in this Agreement to any articles or sections shall be deemed to be references to articles or sections of this Agreement unless otherwise indicated.

        11.6     Terms.  Common nouns and pronouns shall be deemed to refer to
                 -----
the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.

        11.7     Invalidity.  If any provision of this Agreement shall be held
                 ----------
invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

        11.8     Counterparts.  This Agreement may be executed in counterparts,
                 ------------
each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Partners, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

        11.9     Further Assurances.  The parties hereto agree that they will
                 ------------------
cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as any party hereto may reasonably request from time to time in order to effectuate the provisions and purposes hereof.

        11.10    Complete Agreement.  This Agreement constitutes the complete
                 ------------------
and exclusive statement of the agreement among the Partners with respect to this Partnership. It supersedes all prior written and oral statements and no representation, statement, condition or warranty not contained in this Agreement shall be binding on the Partners or have any force or effect whatsoever.

        11.11    Governing Law.  This Agreement shall be construed and enforced
                 -------------
in accordance with the laws of Delaware.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                         WINCUP HOLDINGS, INC.

                         By:  /s/ Michael T. Kennedy
                            -----------------------------------------
                            Michael T. Kennedy, Chairman


                         RADNOR HOLDINGS CORPORATION


                         By:   /s/ Michael T. Kennedy
                            -----------------------------------------
                            Michael T. Kennedy, Chairman

                                   EXHIBIT A



                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made as of this 20th day of January, 1996, by and among WINCUP HOLDINGS, L.P., a Delaware limited partnership (the "Employer"), and MICHAEL T. KENNEDY (the "Executive").

                                    RECITAL
                                    -------
         The Employer a Delaware limited partnership which manufactures and distributes foam cups, containers and lids and plastic cups and containers. WinCup Holdings, Inc., a Delaware corporation ("WinCup"), is the sole general partner of Employer and James River Paper Company, Inc., a Virginia corporation ("James River"), is the sole limited partner of Employer.

         The Executive has extensive operating and financial experience in the manufacturing and distribution businesses and has been chief executive officer and president of WinCup since the date of its incorporation.

         The parties hereto desire to enter into this Agreement to provide for the employment of Executive by Employer and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

         1.   Employment.
              ----------

          Employer hereby employs Executive and Executive hereby accepts employment as President, Chief Executive Officer and Chairman of the Board of Directors ("Board") of Employer in accordance with the terms and conditions hereinafter set forth.

     2.   Term.
          ----

          The term of this Agreement shall be five (5) years commencing on the date hereof ("Initial Term"), unless earlier terminated pursuant to Paragraph 7 below; provided, however, that unless earlier terminated pursuant to Paragraph 7 below, the Initial Term of this Agreement shall thereafter be renewed from year to year (each, a "Renewal Term") unless either party gives written notice of termination to the other at least one hundred eighty (180) days prior to the expiration of such Initial Term or Renewal Term, as the case may be. The Initial Term and any Renewal Term(s) are hereinafter referred to, collectively, as the "Term."

     3.   Duties.
          ------

          Executive is engaged hereunder as President, Chief Executive Officer and Chairman of the Board of Employer and agrees to perform such duties and services as are customarily incident to such offices and such other duties and services as may be assigned to him from time to time by the Board; provided, however, that it is expressly understood that Executive will not be required to relocate in order to perform his duties hereunder. During his employment hereunder, Executive shall conduct himself at all times so as to advance the best interests of Employer and shall not undertake or engage in any other business activity which interferes with the performance of his duties hereunder without the prior written consent of Employer. It is expressly understood that nothing in this Agreement shall preclude Executive from owning not more than five percent (5%) of the issued and outstanding shares of a class of securities of a corporation the securities of which are traded on a national security exchange or in the over-the-counter market.

     4.   Compensation.
          ------------

          For all services rendered by Executive under this Agreement, Employer shall pay Executive a base salary of not less than Three Hundred Sixty Thousand Dollars ($360,000) per annum, payable in equal semi-monthly installments, together with such additional compensation, including bonus, if any, as the Board may determine from time to time in its sole discretion (the "Salary"). The Salary shall be reviewed on or about August 1st of each year and may be increased in the sole discretion of the Board based on corporate policy and Executive's performance.

     5.   Expenses.
          --------

          Executive is authorized to incur reasonable expenses for promoting Employer's business, including expenses for entertainment, travel, and similar items. Employer will reimburse Executive for all such expenses provided such expenses have been included in an operating plan for Employer which has been approved by the unanimous consent of the Employer's Board ("Approved Operating Plan") and provided further Executive shall have presented to Employer appropriate vouchers itemizing such expenses in a form consistent with Employer's policy. Notwithstanding the foregoing, Employer shall pay directly all expenses, including but not limited to rent, staff salaries, utilities and other reasonable expenses, incurred in the maintenance of Executive's main office located in Northeastern Pennsylvania, provided such expenses have been included in an Approved Operating Plan.

      6.  Fringe Benefits.
          ---------------

          During the Term of this Agreement, Executive shall be entitled to such benefits of employment with Employer as are now or may hereafter be in effect for officers and employees of Employer including without limitation such insurance, disability, medical, dental and other benefit plans or programs as are now or hereafter established or maintained by Employer for its executive officers. Executive shall be included in any profit-sharing, pension, retirement or other employee benefit plan of Employer that may include as beneficiaries executive officers of Employer, whether now in force or subsequently implemented by Employer.

      7.   Termination of Employment.   This Agreement may not be terminated
           -------------------------
during the Term, other than as provided below:

          (a) Death of Executive.  In the event of the death of Executive during
              ------------------
the Term, this Agreement shall terminate and Employer shall have no further obligation or liability hereunder except to pay to Executive's executor or administrator, within sixty (60) days after the date of death, the portion, if any, of Executive's Salary for the period through the date of Executive's death, unless previously paid.

          (b) Total Disability.  In the event of a mental or physical condition
              ----------------
which in the reasonable opinion of the Board, based upon the independent medical diagnosis of a physician engaged by Employer for that purpose, renders Executive unable or incompetent to perform his duties hereunder ("Total Disability"), which condition continues for a period of ninety (90) consecutive days during the Term of this Agreement, Employer shall have the right to terminate Executive's employment hereunder by giving Executive ten (10) days' written notice thereof and, upon expiration of such ten-day period, Employer shall have no further obligation or liability under this Agreement except to pay to Executive, within sixty (60) days thereafter, the portion, if any, of Executive's Salary for the period through the date of termination which is due and remains unpaid.

          (c) Resignation.  Executive may voluntarily terminate his employment
              -----------
under this Agreement by giving Employer no less than one hundred eighty (180) days written notice of his intention to do so including the date upon which such termination shall become effective, which date shall not be sooner than one hundred eighty (180) days from the date on which such notice is given.
Following the effective date of such resignation, Executive shall have no further obligation or liability under this Agreement and Employer shall have no further obligation or liability under this Agreement except to pay to Executive the same amounts which are payable under Paragraph 7(a).

          (d) Termination for Cause.  The Employer may terminate this Agreement
              ---------------------
at any time for Cause (as hereinafter defined) upon written notice to Executive, effective upon the date of such written notice. "Cause" shall be defined as (a) conviction of the Executive for a felony or misdemeanor involving dishonesty, fraud or moral turpitude under the laws of the United States or any state thereof or other jurisdiction in which Executive performs services; (b) breach of Section 9 hereof; or (c) removal of WinCup as General Partner of Employer pursuant to Section 8.4 of that certain Limited Partnership Agreement, dated as of the date hereof, between WinCup and James River. In the event of termination for Cause, the Employer shall have no further obligations or liabilities to Executive hereunder, except that Executive shall be entitled to receive any accrued but unpaid Salary and expense reimbursement, and to retain all other amounts received by Executive pursuant to this Agreement prior to such termination for Cause.

      8.  Non-Disclosure of Trade Secrets and Other Information.
          -----------------------------------------------------

          Executive agrees that he will not, during the Term of this Agreement or at any time thereafter, use for himself or divulge to others any secret or confidential information, knowledge, or data of Employer, developed by him or obtained by him as a result of his employment, unless authorized by Employer in writing. It is understood that this applies to information of either a technical or commercial nature, including secret processes, formulas, machinery, utensils, manufacturing techniques and arts, customer lists, market information and the like. The terms 'secret' and 'confidential' shall include all unpublished information and all information and data known to some but not to all members of the trade or industry to whom such information or data would be in any manner useful.

          All memoranda, notes, records, or other documents made or compiled by Executive, or made available to Executive while employed by Employer, are Employer's property and all copies thereof shall be delivered to Employer on termination of Executive's employment or at any other time upon the request of Employer.

      9.   Restrictive Covenant.
           --------------------

           (a)  Non-Competition.
                ---------------

                Executive agrees that, so long as he is employed by Employer pursuant to this Agreement and for a period of five (5) years thereafter, he will not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, partnership or corporation other than Employer or in any other capacity:

                (i) own, manage, operate, participate in, perform services for or otherwise carry on a business which sells or manufactures one-piece foam cups within the

United States or Canada (the "Territory"); provided that ownership of not more than five percent (5%) of the issued and outstanding shares of a class of securities of a corporation the securities of which are traded on a national security exchange or in the over-the-counter market shall not be deemed ownership of the issuer of such shares for the purposes of this section;

              (ii) induce or attempt to persuade any employee of Employer or any of its affiliates to terminate such employment relationship in order to enter into any such relationship with such person or to enter into any such relationship on behalf of any other business organization which sells or manufactures one-piece foam cups in the Territory;

              (iii) solicit any business related to the manufacture or sale of one-piece foam cups in the Territory from any clients, customers, or prospective or former clients or customers of Employer or its affiliates; or

              (iv) perform services of any nature for any entity which manufactures or sells one-piece foam cups in the Territory.

          (b) Injunctive Relief.  Without limiting the right of Employer or any
              -----------------
of its successors or permitted assigns to pursue all other legal and equitable rights available to them for violation of the covenants set forth in subparagraph 9(a) hereof, it is agreed that such other remedies cannot fully compensate Employer and its successors and assigns for such a violation and that Employer and its successors and assigns shall be entitled to injunctive relief to prevent violation or continuing violation hereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this covenant, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such a court or agency.

         10.  Arbitration.
              -----------

              Except as provided in subparagraph 9(b) hereof, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Wilmington, Delaware, in accordance with the rules of the American Arbitration Association and any decision made in accordance with such rules shall be binding on all parties in interest, and judgment upon any award rendered may be entered in any court having jurisdiction thereof.

         11.  Waiver of Breach.
              ----------------

              The waiver by Employer or Executive, as the case may be, of a breach of any provision of this Agreement by Executive or Employer, as the case may be, will not operate or be construed as a waiver of any subsequent breach by Executive or Employer, as the case may be.

         12.  Entire Agreement.
              ----------------

              This instrument contains the entire Agreement of the parties with respect to the employment of Executive by Employer. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         13.  Severability.
              ------------

              If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

         14.  Notices.
              -------

              All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when actually received. If such notice is mailed, it shall be deposited, registered or certified, return receipt requested, in the United States mail, or by commercial overnight courier such as Federal Express, addressed to the intended recipient as follows:

              If to the Executive:

                   Mr. Michael T. Kennedy
                   770 Parkes Run Lane
                   Villanova, Pennsylvania 19085

              If to the Employer:

                   WinCup Holdings, L.P.
                   c/o WinCup Holdings, Inc.
                   735 Chesterbrook Boulevard
                   Chesterbrook, Pennsylvania  19087-5638
                   Attention: Mr. Michael T. Kennedy, President

Any party hereto may from time to time change its address for the purpose of notice to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the parties sought to be charged with its contents.

         15.  Bind and Inure.
              --------------

              This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors in interest.

         16.  Governing Law.
              -------------

              This Agreement is made in and shall be construed in accordance with and governed by the laws of the State of Delaware.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement on the day and year first above written.

                              EMPLOYER:

                              WINCUP HOLDINGS, L.P.
                              By: WINCUP HOLDINGS, INC., its
                                  general partner


                                      By:/s/ Michael T. Kennedy
                                         ----------------------------
                                         Michael T. Kennedy
                                         President



                              EXECUTIVE


                              /s/ Michael T. Kennedy
                              ---------------------------------------
                              Michael T. Kennedy